Exhibit 10.34

BWAY HOLDING COMPANY

ANNUAL INCENTIVE PLAN

SECTION 1. PURPOSE

The purposes of this BWAY Holding Company Annual Incentive Plan, as set forth herein and as may hereafter be amended from time to time (the “Plan”) are to enable the BWAY Holding Company (the “Company”) and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

SECTION 2. ADMINISTRATION

The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any award intended to be qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Section 162(m)”), to fail to so qualify. The Committee shall establish the performance objectives for any calendar year in accordance with Section 3 and certify whether such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

SECTION 3. BONUSES

(a) Performance Criteria. Within 90 days after the commencement of each fiscal year or other period as designated by the Committee (so long as such period does not exceed one year) (each such period, a “Performance Period”), or such other date as may be required or permitted under Section 162(m), but not later than the date on which 25% of the Performance Period has lapsed, the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus award for such Performance Period. Each executive officer of the Company and each other employee of the Company or a subsidiary whom the Committee designates as a participant under the Plan shall be deemed a “Participant”. Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies, as determined by the Committee for the Performance Period: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; labor cost per unit; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

When establishing performance objectives for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non recurring items, and the cumulative effects of accounting changes.

(b) Maximum Amount Payable. If the Committee certifies in writing that any of the performance objectives established for the relevant Performance Period under Section 3(a) has been satisfied, each Participant who is employed by the Company or one of its subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive an annual bonus in an amount not to exceed $5,000,000.

(c) Termination of Employment. Unless otherwise determined by the Committee in its sole discretion at the time the performance criteria are selected for a particular Performance Period in accordance with Section 3(a), if a Participant’s employment terminates for any reason prior to the date on which the Performance Period ends hereunder, such Participants shall forfeit all rights to any and all awards which have not yet been paid under the Plan; provided that if a Participant’s employment terminates as a result of death, disability or retirement (as defined under any retirement plan of the Company or a Subsidiary) or if a Participant is terminated by the Company without cause, the Committee shall provide for the payment of a partial bonus with regard to the portion of the Performance Period worked. Notwithstanding the foregoing, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, the Committee, in its discretion, may waive any forfeiture pursuant to Section 3 in whole or in part.

(d) Negative Discretion. Notwithstanding anything else contained in Section 3(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 3(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 3(b).

SECTION 4. PAYMENT

Except as otherwise provided hereunder, payment of any bonus amount determined under Section 3 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 3(d), after the Committee determines the amount of any such bonus) and in any event by December 15 of the fiscal year following the year in which the Performance Period ends.

SECTION 5. FORM OF PAYMENT

The Committee shall determine whether any bonus payable under the Plan is payable in cash, in equity under the Company’s equity incentive plans as in effect from time to time or in any combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of equity, including conditioning the vesting of such shares on the performance of additional service.

SECTION 6. GENERAL PROVISIONS

(a) Effectiveness of the Plan. The Plan shall be effective on May 25, 2007.

(b) Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan.

(c) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

(d) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(e) Non-alienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries; heirs, executors, administrators or successors in interest.

(f) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required at law to deduct and withhold from such payment.

(g) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Georgia, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

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